                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            ESTERLINE TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                       ESTERLINE TECHNOLOGIES CORPORATION

                              10800 NE 8TH STREET

                           BELLEVUE, WASHINGTON 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 5, 1997

                            ------------------------

To the Shareholders of Esterline Technologies Corporation:

    NOTICE IS HEREBY GIVEN that the 1997 ESTERLINE TECHNOLOGIES CORPORATION, a Delaware Corporation (the "Company"), annual meeting of shareholders will be held on Wednesday, March 5, 1997 at 10:00 a.m., at the Hyatt Regency Bellevue, 900 Bellevue Way, Bellevue, Washington, for the following purposes:

    (1) to elect three directors of the Company to serve a term of three years;

    (2) to consider and approve the Company's 1997 Stock Option Plan;

    (3) to ratify the selection of Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year 1997; and

    (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on January 6, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

    The Company's Annual Report for the fiscal year 1996 is enclosed for your convenience.

                                          By order of the Board of Directors

                                                     [SIG]

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL OFFICER,
                                          SECRETARY, AND TREASURER

                                          January 17, 1997

--------------------------------------------------------------------------------

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT EITHER IN PERSON OR BY PROXY FOR THE MEETING TO BE HELD. IF YOU ATTEND THE MEETING AND VOTE YOUR SHARES PERSONALLY, ANY PREVIOUS PROXIES WILL BE REVOKED.

--------------------------------------------------------------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MARCH 5, 1997

                            ------------------------

    This proxy statement, which is first being mailed to shareholders on or about January 17, 1997, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the "Company") of proxies in the accompanying form to be voted at the 1997 annual meeting of shareholders of the Company to be held on March 5, 1997, and at any adjournment or postponement thereof. The Company's principal executive office is at 10800 NE 8th Street, Bellevue, Washington 98004.

    The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit, without additional compensation, the return of proxies by telephone, telegram, messenger or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing. Furthermore, the Company has retained D. F. King & Co., Inc. to provide proxy solicitation services for a fee of approximately $5,000 plus reimbursement of its out-of-pocket expenses.

    Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attendance in person at the meeting and voting the shares, (b) by executing another proxy dated as of a later date or (c) by written notification to the Secretary of the Company, at its address set forth on the notice of the meeting, if received prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

    The Board of Directors has fixed the close of business on January 6, 1997, as the record date for determination of holders of common stock of the Company (the "Common Stock") entitled to notice of and to vote at the annual meeting. At the close of business on the record date there were outstanding and entitled to vote 8,517,639 shares of Common Stock, which are entitled to one vote per share held on all matters which properly come before the annual meeting. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The Common Stock is listed for trading on the New York Stock Exchange.

    Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting. The inspectors of election will determine whether or not a quorum is present at the annual meeting. The inspectors of election will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or other nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

                             ELECTION OF DIRECTORS

    Three directors are to be elected at the 1997 annual meeting of shareholders to serve three-year terms expiring at the 2000 annual meeting or until their successors are elected and qualified. The Board of Directors recommends a vote FOR the three director nominees named below.

    Directors of the Company are normally elected for three-year terms which are staggered such that one-third of the directors are elected each year. The current directors whose terms expire at the 1997 annual meeting are Gilbert W. Anderson, Wendell P. Hurlbut and Malcolm T. Stamper. All have been nominated for re-election to serve for terms expiring at the 2000 annual meeting.

    Information as to each nominee and each director whose term will continue after the 1997 annual meeting is provided below. The three director nominees who receive the greatest number of votes cast at the meeting by shareholders entitled to vote, either in person or by proxy, shall be elected directors. In the election of directors, any action other than a vote FOR the nominee will have the practical effect of voting against the nominee. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the three nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, it is intended that the persons named as proxies will vote for the election of such other persons, if any, as the Board of Directors may recommend.

                                   NOMINEES:

GILBERT W. ANDERSON

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PHYSIO-CONTROL
CORPORATION. Age 68. Mr. Anderson is the retired President and Chief Executive Officer of Physio-Control Corporation (a medical device manufacturer), having held such positions from 1986 to 1991 and is a private investor. He is also a director of Key Trust Company of the Northwest and SpaceLabs Medical. He has been a director of the Company since 1991.

WENDELL P. HURLBUT

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ESTERLINE TECHNOLOGIES.  Age
65. Mr. Hurlbut has been Chairman, President and Chief Executive Officer of the Company since January 1993. From February 1989 through December 1992, he was President and Chief Executive Officer. From June 1988 to February 1989, he was President and Chief Operating Officer. From November 1987 to June 1988, he was Executive Vice President, Operations. Mr. Hurlbut is also a member of the Board of Directors of the National Association of Manufacturers. He has been a director of the Company since 1989.

MALCOLM T. STAMPER

VICE CHAIRMAN (RETIRED), THE BOEING COMPANY. Age 71. Mr. Stamper is the retired President and Vice Chairman of The Boeing Company (an aerospace company), having held such positions from 1972 to 1990 and has been the Chairman, Chief Executive Officer and Publisher of Storytellers Ink since 1990. He is a director of Chrysler Corporation, Whittaker Corp. and Pro-Air. He has been a director of the Company since 1991.

                             CONTINUING DIRECTORS:

JOHN F. CLEARMAN

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), NC MACHINERY CO. Age 59. Mr. Clearman is the retired President and Chief Executive Officer of NC Machinery Co. (a heavy machinery distributor), having held such positions from 1986 through 1994. He has been a director of the Company since 1989 and his term expires in 1998.

EDWIN I. COLODNY

CHAIRMAN AND CHIEF EXECUTIVE OFFICER (RETIRED), USAIR GROUP, INC. Age 70. Mr. Colodny is the retired Chief Executive Officer of USAir, Inc., having held this position from 1975 to 1991; and Chairman and Chief Executive Officer of USAir Group, Inc. (an airline holding company), having held such positions from 1983 to 1991. He is Of Counsel at Paul, Hastings, Janofsky & Walker. Mr. Colodny is a director of USAir Group, Inc., Comsat, Inc. and Ascent Entertainment Group, Inc. He has been a director of the Company since 1992 and his term expires in 1998.

E. JOHN FINN

CHAIRMAN (RETIRED), DORR-OLIVER INCORPORATED. Age 65. Mr. Finn is the retired Chairman and Partner of Dorr-Oliver Incorporated (a fluid/particle treatment equipment manufacturer), having held such positions from 1988 to 1995. He is also a director of Advanced Refractory Technologies and Stanley Technology Group, Inc. and is on the Advisory Board of Bay Mills Ltd. He has been a director of the Company since 1989 and his term expires in 1999.

ROBERT F. GOLDHAMMER

CHAIRMAN, IMCLONE SYSTEMS, INCORPORATED. Age 65. Mr. Goldhammer has been the Chairman of ImClone Systems, Incorporated (a biotechnology company) since 1984. Prior thereto, he was a Partner and Vice Chairman of the Executive Committee of Kidder, Peabody & Co. Incorporated. He is a director of EG&G, Inc. and a Partner at Concord International Investments Group L. P. He has been a director of the Company since 1974 and his term expires in 1999.

JEROME J. MEYER

CHAIRMAN AND CHIEF EXECUTIVE OFFICER, TEKTRONIX, INC. Age 58. Mr. Meyer has been the Chairman and Chief Executive Officer of Tektronix, Inc. (an electronic equipment manufacturer) since 1990 and was the President of Industrial Group of Honeywell, Inc. from 1988 to 1990. He is a director of Portland General Corporation, AMP Incorporated and Standard Insurance Company. He has been a director of the Company since 1992 and his term expires in 1999.

PAUL G. SCHLOEMER

PRESIDENT AND CHIEF EXECUTIVE OFFICER (RETIRED), PARKER HANNIFIN CORPORATION. Age 68. Mr. Schloemer is the retired President and Chief Executive Officer of Parker Hannifin Corporation (a manufacturer of motion control products), having held such positions from 1984 to 1993 and is a director of Parker Hannifin Corporation, Rubbermaid Incorporated and AMP Incorporated. He has been a director of the Company since 1993 and his term expires in 1998.

                       OTHER INFORMATION AS TO DIRECTORS

DIRECTOR COMPENSATION

    The Company pays, in cash, each non-employee director an annual retainer fee of $20,000 for services on the Board and all committees thereof, a fee of $1,000 for each special meeting attended and a fee of $200 for each telephonic meeting in which they participate (and are reimbursed for their out-of-pocket expenses incurred therewith). The Company also pays non-employee committee chairmen an annual fee of $5,000. In addition, the Company pays non-employee directors additional compensation in the form of an annual issuance to each director of $5,000 worth of fully-paid Common Stock and reimburses each such director in cash for the payment of income taxes ($3,300 at current Federal income tax rates) on this stock. Employees of the Company serving on the Board and committees thereof receive no additional compensation for such service. There were five meetings of the Board of Directors during fiscal 1996.

BOARD COMMITTEES

    THE AUDIT COMMITTEE, currently consisting of Messrs. Clearman (Chairman), Anderson, Colodny, Meyer and Schloemer, recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit assignments. This Committee also reviews: (1) the scope and results of the annual audit by the independent auditors, any recommendations of the independent auditors resulting therefrom and management's response thereto, (2) the accounting principles being applied by the Company in financial reporting, (3) the activities of the Company's internal auditors and the adequacy of internal accounting controls,
(4) the Company's environmental compliance practices and management system and
(5) such other related matters as it deems appropriate. The Audit Committee met five times during 1996.

    THE COMPENSATION & STOCK OPTION COMMITTEE, currently consisting of Messrs. Goldhammer (Chairman), Finn and Stamper, recommends the form and level of compensation for officers of the Company. The Compensation & Stock Option Committee has also been appointed by the Board of Directors to administer the Company's stock option plans and incentive compensation plans. The Compensation & Stock Option Committee met four times during 1996.

    THE EXECUTIVE COMMITTEE, currently consisting of Messrs. Hurlbut (Chairman), Finn, Goldhammer and Stamper, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee met twice during fiscal 1996.

    THE NOMINATING COMMITTEE, currently consisting of Messrs. Stamper (Chairman), Colodny and Finn, recommends individuals to be presented to the shareholders of the Company for election or re-election to the Board of Directors. Written proposals from shareholders for nominees for directors to be elected at the 1998 annual meeting which are submitted to the Secretary of the Company by September 15, 1997, and which contain sufficient background information concerning the nominee to enable a proper judgment to be made as to his or her qualifications, will be considered by the Nominating Committee. The Nominating Committee met once during fiscal 1996.

    Each director, during fiscal 1996, attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of October 31, 1996, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                                                         NUMBER OF     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                  SHARES(2)       CLASS
------------------------------------------------------------------------------------  ---------------  ----------
The Prudential Insurance Company of America.........................................    583,800(3)           6.9%
  Prudential Plaza, Newark, NJ 07102

Wendell P. Hurlbut..................................................................    156,821(4)           1.8%

Robert W. Cremin....................................................................     86,350(4)(5)        1.0%

Robert W. Stevenson.................................................................     83,487(4)(5)        1.0%

Larry A. Kring......................................................................     75,825(4)         *

Stephen R. Larson...................................................................     69,375(4)         *

E. John Finn........................................................................     18,568            *

Robert F. Goldhammer................................................................     11,318            *

John F. Clearman....................................................................      5,568            *

Gilbert W. Anderson.................................................................      2,690            *

Edwin I. Colodny....................................................................      2,568            *

Jerome J. Meyer.....................................................................      1,568            *

Paul G. Schloemer...................................................................      1,568            *

Malcolm T. Stamper..................................................................      1,568            *

Directors, nominees and executive officers as a group (14 persons)..................    525,399(4)(5)        5.9%

------------------------

 *  Less than 1%

(1) Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 10800 NE 8th Street, Bellevue, Washington 98004.

(2) Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) The holding shown is based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on or about February 9, 1996, and certain other information provided by The Prudential Insurance Company of America, an insurance company, a registered broker-dealer and a registered investment advisor that disclaims beneficial ownership of these shares. Based on such information, shared voting and dispositive power is reported with respect to all of the shares.

(4) Includes shares subject to options granted under the Company's 1987 Stock Option Plan which are exercisable currently or within 60 days of the date of this proxy statement as follows: Mr. Hurlbut, 117,500 shares; Mr. Cremin, 83,750 shares; Mr. Stevenson, 73,125 shares; Mr. Kring, 70,625 shares; Mr. Larson, 69,375 shares; and directors, nominees and executive officers as a group, 422,500 shares.

(5) Includes shares held in the name of children as follows: Mr. Cremin, 300 shares and Mr. Stevenson, 6,200 shares.

                             EXECUTIVE COMPENSATION

    The following table summarizes compensation paid or accrued during fiscal years 1996, 1995 and 1994 for services in all capacities to the Company by the persons who, at October 31, 1996, were the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                                           -------------------------
                                                     ANNUAL COMPENSATION   SECURITIES
                                                                           UNDERLYING     PAYOUTS
                                                     --------------------    OPTIONS    ------------     ALL OTHER
                                                      SALARY      BONUS      GRANTED    LTIP PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR        ($)        ($)         (#)         ($)(1)         ($)(2)
----------------------------------------  ---------  ---------  ---------  -----------  ------------  ---------------
Wendell P. Hurlbut .....................       1996    401,667    217,947      20,000       589,695          2,375
  Chairman of the Board, President and         1995    379,167    346,500      30,000       131,105          2,310
  Chief Executive Officer                      1994    350,000    358,750      30,000        --              2,310

Robert W. Cremin .......................       1996    266,667    127,136      65,000       212,427          2,375
  Executive Vice President and                 1995    247,500    168,750      15,000        46,273          2,310
  Chief Operating Officer (3)                  1994    235,000    170,406      10,000        --              2,310

Robert W. Stevenson ....................       1996    265,000    106,955       7,500       223,465          2,375
  Executive Vice President,                    1995    262,500    178,875      10,000        53,985          2,310
  Chief Financial Officer,                     1994    250,000    196,875      15,000        --              2,310
  Secretary and Treasurer

Larry A. Kring .........................       1996    237,500     86,102       7,500       192,289          2,375
  Group Vice President                         1995    222,500    135,000      10,000        42,416          2,310
                                               1994    210,000    135,500      10,000        --              2,310

Stephen R. Larson ......................       1996    222,500     80,721       7,500       192,289          2,375
  Group Vice President                         1995    208,333    126,000      10,000        42,416          2,310
                                               1994    198,167    130,000      10,000        --              2,310

------------------------

(1) Payouts pursuant to the Company's long-term incentive plan. Subsequent to the close of fiscal 1996, the Board approved the Compensation & Stock Option Committee's recommendation to terminate the three open four-year cycles under the Company's long-term incentive compensation plan. With respect to compensation reported in fiscal 1996, amounts shown include settlement of all amounts accrued and due through the date of termination under open cycles of the discontinued plan. The Committee has since adopted a new long-term incentive compensation plan. See "Compensation Committee Report--Long-Term Incentive Plan."

(2) Amounts contributed to or accrued by the Company for the Named Executive Officer under the Company's 401(k) plan.

(3) Executive Vice President and Chief Operating Officer since October 1, 1996, at a new annual salary of $315,000; prior to that date, Senior Vice President and Group Executive of the Company.

OPTIONS GRANTED IN THE FISCAL YEAR ENDED OCTOBER 31, 1996

                                       INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------
                                 NUMBER OF                                                          POTENTIAL REALIZABLE VALUE AT
                                SECURITIES                                                          ASSUMED ANNUAL RATES OF STOCK
                                UNDERLYING      % OF TOTAL                                          PRICE APPRECIATION FOR OPTION
                                  OPTIONS     OPTIONS GRANTED                                                  TERM(1)
                                  GRANTED     TO EMPLOYEES IN    EXERCISE                         ----------------------------------
NAME                                (#)         FISCAL YEAR     PRICE($/SH)    EXPIRATION DATE       0%($)       5%($)      10%($)
------------------------------  -----------  -----------------  -----------  -------------------  -----------  ---------  ----------
Wendell P. Hurlbut............     20,000(2)            16%         23.375         December 2005           0     294,008     745,075

Robert W. Cremin..............     15,000(2)                        23.375         December 2005           0     220,506     558,806

                                   50,000(3)            50%         21.000        September 2006           0     660,339   1,673,430

Robert W. Stevenson...........      7,500(2)             6%         23.375         December 2005           0     110,253     279,403

Larry A. Kring................      7,500(2)             6%         23.375         December 2005           0     110,253     279,403

Stephen R. Larson.............      7,500(2)             6%         23.375         December 2005           0     110,253     279,403

------------------------

(1) The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term as specified by the SEC. These increases in value are based on assumptions required under the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock as well as the option holder's continued employment with the Company.

(2) The grants were made in December 1995 pursuant to the Company's 1987 Stock Option Plan. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant. In the event any person becomes the beneficial owner of 30% or more of the Common Stock, including by means of a tender offer, or upon approval by the Company's shareholders of a merger or similar transaction providing for the exchange of more than 50% of the Company's shares into cash, property or securities of a third party, all options held by the Named Executive Officers under the 1987 Stock Option Plan will become immediately exercisable.

(3) This grant was made in September 1996 upon promotion to Executive Vice President and Chief Operating Officer and is subject to the same other provisions as identified in (2) above.

AGGREGATED OPTION EXERCISES IN THE FISCAL YEAR ENDED OCTOBER 31, 1996,
  AND FISCAL YEAR END OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED,
                                                                     OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                          SHARES        VALUE          YEAR END(#)(3)          FISCAL YEAR END($)(4)
                                        ACQUIRED ON   REALIZED   --------------------------  -------------------------
NAME                                   EXERCISE(#)(1)  ($)(2)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
-------------------------------------  -------------  ---------  -----------  -------------  ----------  -------------
Wendell P. Hurlbut...................       50,000      862,500      97,500         57,500    1,228,125       476,250

Robert W. Cremin.....................        7,500      111,563      73,750         81,250      956,250       316,875

Robert W. Stevenson..................       25,000      411,063      65,000         22,500      894,375       198,750

Larry A. Kring.......................       --           --          63,750         38,750      950,000       440,000

Stephen R. Larson....................       --           --          62,500         20,000      795,625       158,750

------------------------

(1) All of the shares were acquired under the cashless exercise procedure provided for in the Company's 1987 Stock Option Plan. The procedure provides for payment of the exercise price of the options and Federal taxes incurred upon such exercise by the optionees through withholding of shares otherwise issuable upon such exercise, valued at market on the date of exercise. The net number of shares issued pursuant to such exercise was as follows: Mr. Hurlbut, 20,136; Mr. Cremin, 3,440; and Mr. Stevenson, 11,862.

(2) The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(3) Exercisable/unexercisable amounts are as of October 31, 1996.

(4) Based on the closing price of the Common Stock on October 31, 1996, as reported on the New York Stock Exchange ($23.375), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

LONG-TERM INCENTIVE PLANS AWARDS IN THE FISCAL YEAR ENDED OCTOBER 31, 1996

                                                               PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER
                                          NUMBER OF SHARES,     OTHER PERIOD        NON-STOCK PRICE-BASED PLANS(1)
                                                UNITS         UNTIL MATURATION  --------------------------------------
NAME                                       OR OTHER RIGHTS       OR PAYOUT      THRESHOLD($)   TARGET($)   MAXIMUM($)
---------------------------------------  -------------------  ----------------  -------------  ---------  ------------

Wendell P. Hurlbut.....................          --                1996-1999         68,750      275,000      550,000

Robert W. Cremin.......................          --                1996-1999         25,000      100,000      200,000

Robert W. Stevenson....................          --                1996-1999         25,000      100,000      200,000

Larry A. Kring.........................          --                1996-1999         22,500       90,000      180,000

Stephen R. Larson......................          --                1996-1999         22,500       90,000      180,000

------------------------

(1) The above awards were made pursuant to the Company's prior long-term incentive compensation plan which has since been terminated. Under this plan, payments were to be made either in cash or Common Stock, based on the Company's earnings per share and return on equity performance over a period of four years relative to the performance of a selected comparable group of companies. No awards would be paid unless performance met certain minimum standards. Partial payments were to be made based on performance through years two and three, with final awards paid after the fourth year of each cycle. (See Compensation Committee Report, following this section.)

    Subsequent to the close of fiscal 1996, the Board of Directors approved the Compensation & Stock Option Committee's recommendation to terminate the three open four-year cycles under the Company's long-term incentive compensation plan including the awards described in the previous table. Amounts payable in settlement of all amounts accrued and due under the open cycles were paid and are disclosed in the Summary Compensation Table. A new long-term incentive plan has been adopted by the Board of Directors which covers the period fiscal 1997 through 1999 with identical annual target amounts to those listed previously.

RETIREMENT BENEFITS

    The Named Executive Officers are covered by a tax-qualified defined benefit retirement plan (which covers substantially all U.S. employees of the Company) and a Supplemental Executive Retirement Plan (the "SERP") which requires an employee contribution of 1% of annual compensation. Under the plans, benefits accrue until retirement, limited to 30 years of service, with normal retirement at age 65. Under the tax-qualified defined benefit retirement plan, retirees are entitled to receive an annuity computed under a five-year average compensation formula, which includes salary, amounts earned under annual and long-term incentive compensation plans and amounts realized upon exercise of stock options, less expected Social Security benefits. The SERP provides benefits in excess of statutory limits and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula, which excludes amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The SERP also provided that Mr. Hurlbut receive retirement plan service maximums at age 65. The retirees may select either a life annuity or one of several alternative forms of payment with an equivalent actuarial value.

    The approximate annual annuity payable upon retirement to the Named Executive Officers is shown in the following table. The amounts shown are for retirement at age 65. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 1996. To the extent the wage base is increased after 1996, the benefits payable under the retirement plan would be lower than the amounts shown.

PENSION PLAN TABLE

                                                                YEARS OF CREDITED SERVICE AT RETIREMENT
                                                       ----------------------------------------------------------
AVERAGE COMPENSATION                                       10          15          20          25          30
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$100,000.............................................  $   13,600  $   20,400  $   27,200  $   34,000  $   40,800
 250,000.............................................      37,600      56,400      75,200      94,000     112,800
 400,000.............................................      61,600      92,400     123,200     154,000     184,800
 550,000.............................................      85,600     128,400     171,200     214,000     256,800
 700,000.............................................     109,600     164,400     219,200     274,000     328,800
 850,000.............................................     133,600     200,400     267,200     334,000     400,800

    The Named Executive Officers currently have the following completed years of credited service for purposes of the defined benefit retirement plan: Mr. Hurlbut, 22; Mr. Stevenson, 23; Mr. Cremin, 19; Mr. Kring, 3; and Mr. Larson, 17.

TERMINATION AGREEMENTS

    The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated "Without Cause" or resigns for "Good Reason," as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to twice the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of the initial two-year period or until other full-time employment is accepted.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PRINCIPLES

    The Compensation & Stock Option Committee (the "Committee") is responsible for administering the compensation program for the executive officers of the Company. The Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the executive compensation programs.

    The Company's executive compensation practices are based on principles designed to align executive compensation with Company objectives, business strategy, management initiatives and financial performance. In applying these principles the Committee has established a program to:

    - Support a performance-oriented environment that rewards performance not only with respect to the Company's annual results but also Company performance as compared to that of longer-term industry performance levels.

    - Reward executives for long-term strategic management and the enhancement of shareholder value.

    - Attract and retain key executives critical to the success of the Company.

EXECUTIVE COMPENSATION PROGRAM

    Each executive's total compensation consists of both cash and equity-based compensation. The cash portion consists of salary, an annual incentive plan and a long-term incentive plan. The equity portion consists of awards under the Company's stock option plans.

SALARY:

    The Committee determines the salary for key executive officers based upon surveys of salaries for positions of comparable responsibility taking into account competitive norms and the experience of the person being considered. Subsequent salary changes are based upon individual performance or changes in responsibilities.

ANNUAL INCENTIVE PLAN:

    At the beginning of the fiscal year, the Committee establishes a "target" award amount for each executive (stated as a percentage of the executive's base salary) and performance measurement goals for the year. The award amount calculated pursuant to the plan formula can range from 0% to 150% of each executive's "target" award amount.

    After award amounts are computed under the plan formula, the Committee may, at its discretion, adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive's computed award or the executive's target award amount. The ability of the Committee to make subjective adjustments to award amounts reflects the Committee's concern that the performance of the Company measured against the goals established at the beginning of the year may not fully reflect the achievements of management. No award may exceed 112.5% of the executive's base salary.

    For 1996, the Committee selected earnings per share as the sole performance goal. Award amounts computed under the plan formula ranged from 35.9% to 53.8% of base salary. No adjustments under the discretionary formula were made.

LONG-TERM INCENTIVE PLAN:

    Effective October 31, 1996, the existing long-term incentive compensation plan was terminated. Final payouts for this plan were calculated based only on performance to date for the completed portion of outstanding cycles. In December 1996, the Committee adopted a new long-term incentive compensation plan to supplant the discontinued arrangement. The new plan will cover the three-fiscal-year period ending in October 1999 and is based on three groups of objectives: GROUP I establishes target earnings per share growth and target return on shareholders equity; GROUP II establishes strategic operating performance objectives for the Committee to monitor which may be altered from time to time by the Committee; and GROUP III establishes relative earnings per share and return on equity performance measurements compared to a peer group of companies and industries. Each of the three groups of objectives is weighted equally. The new plan contemplates partial payouts based on Committee evaluation of performance and provides for annual updating of objectives when the Committee deems appropriate.

STOCK OPTIONS:

    The portion of the long-term incentives provided from stock options contemplates that the Company's assessment of the annual future gain potential of an executive's previously granted stock options should approximate the targeted annual payment from the long-term incentive compensation plan. The Committee periodically reviews each executive's situation in this light and grants additional options if deemed needed. In December 1995 and 1996, the Committee awarded the officers options to purchase, in the aggregate, 65,000 and 70,000 shares, respectively, of the Common Stock at fair value on the date of grant. In addition, upon promotion of Mr. Cremin to the position of Executive Vice President and Chief Operating Officer in September 1996, the Committee granted him options to purchase an additional 50,000 shares of Common Stock.

CHIEF EXECUTIVE OFFICER COMPENSATION:

    The Compensation Committee believes the CEO's compensation should be structured so that the payouts from the annual incentive plan and the long-term incentive compensation plan relate closely to the Company's performance and has followed a policy of providing the CEO a compensation package for target Company performance which, in addition to base salary, would pay cash incentives of up to 125% of salary. Additionally, an amount approximately equal to 75% of salary is targeted to be earned through annual gains from stock options. On January 1, 1996 and 1997, the CEO's salary was increased to $405,000 and $425,000, respectively. His award under the 1996 annual incentive plan was $217,947 (53.8% of base salary), and the earned portion of the discontinued long-term incentive plan was $589,695 (146% of salary). In December 1995 and 1996, the Committee awarded the CEO options to purchase 20,000 and 18,000 shares, respectively, of the Company's Common Stock at fair market value on the date of grant.

    Each year, the Committee separately reviews the CEO's salary and participation levels in both the annual incentive plan and long-term incentive plan.

Respectfully submitted,

ROBERT F. GOLDHAMMER, CHAIRMAN
E. JOHN FINN
MALCOLM T. STAMPER

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total return to shareholders on the Common Stock during the years 1991 through 1996 with the cumulative total return of the Standard & Poor's 500 Stock Index, the Standard & Poor's Technology Sector Index (formerly the High Technology Composite Index) and the Standard & Poor's Capital Goods Index. The cumulative total return on the Common Stock and each index assumes the value of each investment was $100 on October 31, 1991, and that all dividends were reinvested. The measurement dates plotted below indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               ESTERLINE           S&P 500          S&P TECHNOLOGY        S&P CAPITAL
              TECHNOLOGIES       STOCK INDEX        SECTOR INDEX*        GOODS INDEX**
1991                      100               100                   100                 100
1992                       85               110                   101                 100
1993                       65               126                   125                 110
1994                      108               131                   152                 128
1995                      201               166                   231                 159
1996                      203               206                   279                 205

------------------------

 * For preceding years, the Company has compared stock results to the S&P High Technology Composite Index. As of July 1996, the S&P reorganized their indices and the aerospace industry was transferred to the Capital Goods Index. As a result of this transfer, the new S&P Technology Sector Index is not representative of an appropriate peer group for Esterline.

** The S&P Capital Goods Index is the new selected peer group for fiscal 1997 and forward.

               APPROVAL OF A NEW NON-QUALIFIED STOCK OPTION PLAN

    On September 18, 1996, the Board of Directors adopted, subject to shareholder approval, the Esterline Technologies Corporation 1997 Stock Option Plan (the "1997 Plan"), which provides for the grant of non-qualified stock options ("NSOs" or "Options") to officers (including officers who are directors) and other key employees of the Company and its subsidiaries. If the plan is approved by shareholders, four hundred thousand (400,000) shares of common stock will be reserved for issuance pursuant to awards under the 1997 Plan. No awards have been granted at this time.

    The purposes of the 1997 Plan are to further the long-term growth in earnings of the Company by providing a special incentive to selected officers and other key employees of the Company and its subsidiaries who are responsible for such growth; to facilitate the ownership of shares of Common Stock by such individuals, thereby increasing the identity of their interests with those of the Company's shareholders; and to assist the Company in attracting and retaining such individuals with experience and ability. Adoption of a new stock option plan at this time is necessary due to the expiration of the Company's 1987 Stock Option Plan by its terms on October 27, 1997.

    The 1997 Plan is designed to comply with the requirements for "performance based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The summary that follows is subject to the actual terms of the 1997 Plan, a copy of which is attached as Exhibit A hereto.

PLAN ADMINISTRATION

    The 1997 Plan will be administered by the Company's Board of Directors or a committee thereof consisting solely of two or more directors of the Company who are "outside directors" within the meaning of Section 162(m) of the Code and "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act (such Board or committee sometimes referred to herein as the "plan administrator"). It is expected that the Compensation & Stock Option Committee will serve as the plan administrator. Members of the Board or committee do not receive any remuneration under the 1997 Plan in their capacity as administrators of the 1997 Plan. The 1997 Plan provides that no member of the Board or committee will be liable for any action or determination taken or made in good faith with respect to the 1997 Plan or any NSO granted thereunder.

    Subject to the terms of the 1997 Plan, the Committee has the right to grant NSOs to eligible recipients and to determine the terms and conditions of the stock option agreements evidencing the grant of such NSOs, including the vesting schedule and exercise price of such NSOs; provided, that the exercise price will not be less than the fair market value of the Common Stock on the date of grant.

SECURITIES SUBJECT TO THE 1997 PLAN

    There are reserved for issuance under the 1997 Plan four hundred thousand (400,000) treasury or authorized but unissued shares of Common Stock. The aggregate number of shares of Common Stock as to which NSOs may be granted to any participant during the term of the 1997 Plan may not, subject to adjustment as set forth below, exceed 80% of the shares of Common Stock reserved for issuance under the 1997 Plan.

    The 1997 Plan provides that, in the event of changes in the Common Stock by reason of a merger, reorganization, recapitalization, common stock dividend, stock split or similar change, the plan administrator will make appropriate adjustments to (i) the aggregate number of shares available for issuance under the 1997 Plan and (ii) the purchase price to be paid and/or the number of shares issuable upon the exercise thereafter of any NSO previously granted.

ELIGIBILITY

    Discretionary grants of NSOs may be made to any officer (including officers who are directors) or other key employee of the Company or its direct and indirect subsidiaries who is determined by the plan administrator to be in a position to contribute to the long-term growth in earnings of the Company.

EXERCISE OF OPTIONS

    Options will vest and become exercisable according to a schedule established by the plan administrator. In the case of options exercisable by installment, options not exercised during any one year may be accumulated and exercised at prescribed times during the remaining years of the option. Options that are not exercised within ten years from the date of grant will expire without value. Options are exercisable during the optionee's lifetime only by the optionee.

    Notwithstanding the foregoing, all options granted under the 1997 Plan shall vest and become immediately exercisable upon the approval by the Board of Directors of a sale(s) or other disposition(s) aggregating, during any twelve-month period, 30% or more of the equity book value of the Company as measured at the month-end immediately preceding the first such sale or disposition. In addition, the 1997 Plan provides that options granted to executive officers shall accelerate and become immediately exercisable upon the occurrence of certain events constituting a "change in control" of the Company, including (i) the acquisition by certain persons of 30% or more of the Company's voting shares, (ii) a merger or other consolidation pursuant to which the Company's shareholders do not retain at least 70% of the voting power of the stock of the surviving entity, (iii) certain changes in the composition of the Company's Board of Directors or (iv) the liquidation or dissolution of the Company or the sale of all or substantially all its assets.

    All options granted, which have not as yet become exercisable, will terminate immediately upon termination of employment for any reason or upon death. All rights to exercise vested options terminate not more than three months after the option holder's employment terminates for any reason other than death, disability, or in certain cases, retirement.

    In no event may any option be exercisable more than ten years from the date it is granted. Options are not transferable, other than by will or the laws of descent and distribution, and are exercisable during the recipient's lifetime only by the recipient.

    The purchase price of the stock purchased pursuant to the exercise of an option will be as determined by the plan administrator and may be adjusted in accordance with the antidilution provisions described in "Securities Subject to the 1997 Plan." Upon the exercise of any option, the purchase price must be fully paid in cash or, at the discretion of the plan administrator, by delivery of Common Stock equal in market value to the exercise price, or through a cashless exercise procedure, or by a combination of cash, delivery of common stock and a cashless exercise procedure. Option holders may also use a cashless exercise procedure to pay the amount necessary to meet tax withholding requirements.

AMENDMENT AND TERMINATION

    If approved by shareholders, the Plan will remain in effect for a period of ten (10) years. The Board of Directors may terminate or amend the 1997 Plan at any time, except that shareholder approval is required for any amendment to (i) increase the maximum number of shares of stock which may be issued under the 1997 Plan (except for adjustments set forth in the 1997 Plan), (ii) change the class of individuals eligible to participate in the 1997 Plan or (iii) extend the term of the 1997 Plan or the period during which any option may be exercised, but only to the extent required by Section 162(m) of the Code or other applicable law with respect to the material amendment of any employee benefit plan maintained by the Company. Termination or amendment of the 1997 Plan will not affect previously granted NSOs, which will continue in effect in accordance with their terms.

PAYMENT OF TAXES

    Participants are required, not later than the date as of which the value of an award first becomes includable in the gross income of the participant for Federal income tax purposes, to pay to the Company, or make arrangements satisfactory to the plan administrator regarding payment of any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the 1997 Plan are conditional on the making of such payments or arrangements and the Company will have the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant.

CERTAIN FEDERAL INCOME TAX EFFECTS

    THE FOLLOWING IS A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS AND THE COMPANY RELATING TO NSOS THAT MAY BE GRANTED UNDER THE PLAN. THIS DISCUSSION DOES NOT PURPORT TO COVER ALL TAX CONSEQUENCES RELATING TO NSOS AND ASSUMES THAT, TO THE EXTENT APPLICABLE, THE REQUIREMENTS OF SECTION 162(M) OF THE CODE HAVE BEEN SATISFIED.

    A participant will generally not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO, the participant will recognize ordinary income for Federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the participant recognizes ordinary income.

    If shares acquired upon exercise of an NSO are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon whether the stock has been held for more than one year after such date.

    According to a published ruling of the Internal Revenue Service, a participant who pays the option price upon exercise of an NSO, in whole or in part, by delivering shares of the Company's Common Stock already owned by him will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for NSOs. With respect to shares acquired upon exercise which are equal in number to the shares surrendered, the basis of such shares will be equal to the basis of the shares surrendered, and the holding period of the shares acquired will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date which governs the determination of the participant's ordinary income, and the holding period for such additional shares will commence on such date.

NEW PLAN BENEFITS

    As of January 17, 1997, the Board of Directors has not granted or promised to grant any NSOs under the 1997 Plan. Accordingly, it is not possible to determine at this time the number of NSOs to be granted to specific employees or groups of employees under the 1997 Plan. Information regarding recent stock option grants to the Company's Named Executive Officers is set forth under "Executive Compensation." The closing market price of the Company's Common Stock on the New York Stock Exchange as reported on January 10, 1997, was $24 per share.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the annual meeting will be required for approval of the proposed 1997 Plan. An abstention from voting will have the practical effect of a vote against the 1997 Plan. Broker non-votes will have no impact on the outcome of the vote. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the adoption and approval of the 1997 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN.

                       SELECTION OF INDEPENDENT AUDITORS

    The selection by the Board of Directors, on the recommendation of the Audit Committee, of Deloitte & Touche LLP, Seattle, Washington, as independent auditors to audit the financial statements of the Company for the fiscal year ending October 31, 1997, is to be submitted to the meeting for ratification. Said firm has audited the financial statements of the Company since 1987.

    Representatives of Deloitte & Touche LLP will be present at the 1997 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

    The Company is not obligated by law or its Certificate of Incorporation or Bylaws to seek ratification of the directors' selection of auditors, but does so as a matter of corporate policy. If the selection of auditors is not ratified by shareholders, the Board may continue to use Deloitte & Touche LLP as auditors or select new auditors if, in the opinion of the Board, such a change would be in the best interest of the Company and its shareholders; any such change would not be expected to be submitted to shareholders for ratification prior to the 1998 annual meeting.

    The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy and entitled to vote at the meeting is required to ratify the appointment of Deloitte & Touche LLP as independent auditors.

            COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

    Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Exchange Act, as amended, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of such Reports were filed on a timely basis by executive officers and directors during 1996.

                                 OTHER MATTERS

    As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

                         SHAREHOLDER PROPOSALS FOR 1998

    An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 1998 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's principal executive office no later than September 15, 1997. A shareholder must have been a registered or beneficial owner of at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $1,000 for at least one year prior to submitting the proposal and the shareholder must continue to own such stock through the date on which the meeting is held.

                                          By order of the Board of Directors

                                                     [SIG]

                                          ROBERT W. STEVENSON
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER,
                                          SECRETARY AND TREASURER

                                          January 17, 1997

                                                                       EXHIBIT A

                       ESTERLINE TECHNOLOGIES CORPORATION
                             1997 STOCK OPTION PLAN

    1. PURPOSE. The name of this plan is the Esterline Technologies Corporation 1997 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers (including officers who are directors) and other key employees that are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company.

    2.  DEFINITIONS.

       2.1 "ADMINISTRATOR" means the Board, or if and to the extent the Board does not administer the Plan, the Committee in accordance with
            Section 3.

       2.2 "AFFILIATE" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

       2.3 "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

       2.4  "BOARD" means the Board of Directors of the Company.

       2.5 "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

       2.6 "COMMITTEE" means the Compensation and Stock Option Committee of the Board or any Committee the Board may subsequently appoint to administer the Plan. To the extent applicable, the Committee shall be composed entirely of individuals who meet the qualifications referred to in Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

       2.7 "COMPANY" means Esterline Technologies Corporation, a Delaware corporation (or any successor corporation), and its subsidiaries and divisions.

       2.8 "DISABILITY" means the inability of a Participant to perform substantially his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of six months or (ii) at such earlier time as the Participant submits medical evidence satisfactory to the Administrator that he has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for six months or longer. The date of such Disability shall be the last day of such six-month period or the day on which the Participant submits such satisfactory medical evidence, as the case may be.

       2.9 "DISINTERESTED PERSON" means a person who, at a given meeting of the Committee or Board of Directors, is not being considered to receive a grant of a Stock Option hereunder.

       2.10  "EFFECTIVE DATE" shall mean the date set forth in Section 13.

       2.11 "ELIGIBLE RECIPIENT" means selected officers (including officers who are directors) and other key employees of the Company.

       2.12 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

       2.13 "FAIR MARKET VALUE" means, as of any given date, with respect to any awards granted hereunder, (a) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Western Edition of the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date,
             (b) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder or (c) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.

       2.14 "OPTION" means any option to purchase shares of Stock granted pursuant to Section 7.

       2.15 "PARTICIPANT" means any Eligible Recipient selected by the Administrator, pursuant to the Administrator's authority in Section 3 below, to receive grants of Stock Options.

       2.16 "PERSON" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company,
             (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

       2.17 "STOCK" means the common stock of the Company, par value $.20 per share.

       2.18 "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

    3. ADMINISTRATION. The plan shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary to maintain qualification of the Plan under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") by the Board or by the Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board.

    Pursuant to the terms of the Plan, the Administrator shall have the power and authority to grant Options to Eligible Recipients. Directors of Esterline who are either eligible to be granted Options or to whom Options have been granted may vote on any matters affecting the administration of the Plan or the granting of Options under the Plan; provided, however, that no Option may be granted to a director under the Plan except by:

    (i) The Committee, at a meeting at which a majority of its members are Disinterested Persons; or

    (ii) The Board of Directors at a meeting at which the majority of directors, and a majority of the directors voting on a grant, are Disinterested Persons.

    In particular, the Administrator shall have the authority: (a) to select those Eligible Recipients who shall be Participants; (b) to determine whether and to what extent Options are to be granted hereunder to Participants; (c) to determine the number of shares of Stock to be covered by each such Option granted hereunder; (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted hereunder; and (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Options granted hereunder to Participants.

    The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Option issued under the Plan (and any agreements relating thereto); to waive compliance either generally or in any one or more particular instances by an optionee with the requirements of any such rule or regulation or any Option, subject to the provisions of the Plan and any other applicable requirements; to decide all questions and settle all controversies and disputes which may arise in connection with the Plan; to interpret the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan.

    A majority of the members of the Committee shall constitute a quorum. All decisions, interpretations and determinations made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants. Any determination of the Committee under the Plan may be made without notice or a meeting of the Committee by a written consent signed by all of the Committee members.

    4. SHARES SUBJECT TO THE PLAN. The total number of shares of Stock reserved and available for issuance under the Plan shall be 400,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Consistent with the provisions of Section 162(m) of the Code, as from time to time applicable, to the extent that an Option expires or is otherwise terminated without being exercised, such shares shall again be available for issuance in connection with future awards under the Plan. During the term of the Plan no individual may be granted Options to purchase more than 80% of the shares of Stock reserved for issuance under the 1997 Plan.

    5. ELIGIBILITY. Key employees of the Company (including officers and directors who are employees) shall be eligible for selection by the Committee as optionees under the Plan. In selecting the individuals to whom Options shall be granted, as well as in determining the number of shares subject to each Option, the Committee shall take into consideration the recommendations of the members of the senior management of the Company and such factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. An individual who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

    6. LIMITATION ON GRANTING OF OPTIONS. No Option shall be granted under the Plan more than ten (10) years after the date the plan becomes effective as provided under Section 13.

    7. TERMS AND CONDITIONS OF OPTIONS. All Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions as the Committee shall determine to be appropriate to accomplish the purposes of the Plan:

       (a) OPTION PRICE. The option price per share of Stock purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not be less than 100% of the Fair Market Value of the Stock on such date pursuant to paragraph
           (b) below. The proceeds of sales of Stock subject to Options are to be added to the general funds of the Company and used for such corporate purposes as the Board may determine.

       (b) TIME OF GRANTING OPTIONS. The date of grant of an Option under the Plan shall, for all purposes, be the later of the date on which the Committee makes the determination granting such Option or the establishment of the Option price and no grant shall be deemed effective under the Plan prior to such date. Notice of the determination shall be given to each employee to whom an Option is so granted within a reasonable time after the date of such grant.

       (c) OPTION TERM. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted. In addition, and except as provided in Section 8 hereof, an Option shall not be exercisable unless the holder thereof shall, at the time of exercise, be an employee of the Company or a subsidiary or an affiliate of the Company.

       (d) EXERCISABILITY. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine. Notwithstanding the foregoing, the Options granted to each of the Company's officers shall become 100% vested and exercisable as of the day before the first to occur of the following events: (I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company's then outstanding securities; or (II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the plan, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or (III) the shareholders of the Company approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immmediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate at least 70% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the combined voting power of the Company's then outstanding securities; or (IV) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 70% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, all Options granted hereunder shall become 100% vested and exercisable as of the day before approval by the Board of Directors of a sale or other disposition which, when aggregated with any other such sale(s) or disposition(s) occurring within 12 months of such sale or disposition, relates to 30% or more of the equity book value of the Company as measured as of the fiscal month-end immediately preceding the first such sale or disposition.

       (e) METHOD OF EXERCISE. Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Administrator, or (ii) in the form of shares of unrestricted Stock already owned by the optionee.

    The Administrator may require the voluntary surrender of all or a portion of any Option granted under the Plan as a condition precedent to the grant of a new Option. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Option is granted.

    8. EARLY TERMINATION OF OPTION. All Options granted which have not as yet become exercisable shall terminate immediately upon termination of employment or death. All exercisable Options that have not been exercised shall terminate as follows:

       (a) TERMINATION OF EMPLOYMENT. All rights to exercise an Option shall terminate not more than three (3) months after the optionee's employment terminates for any reason other than his death or disability (within the meaning of the Company's long-term disability plan). Transfer from one corporation within the Company to another shall not be deemed termination of employment. The Committee shall have the authority to determine in each case whether an authorized leave of absence or absence on military or governmental service shall be deemed a termination of employment for purposes of this subsection.

       (b) CORPORATE OFFICER RETIREMENT. In the event that a corporate officer terminates his employment by reason of retirement, as determined by eligibility for retirement under the Company's qualified retirement plan, a vested option terminates on the earlier of three (3) years following such termination of employment or the expiration date of the Option.

       (c) DEATH OF OPTIONEE. If any optionee dies while employed by the Company, or within three (3) months thereafter, his Option shall terminate at the time provided in his Option certificate for termination in the event of death or, if the certificate contains no such provision, his Option shall terminate three years after his death (but in each instance not later than the date the Option would otherwise expire). In the meantime, subject to the limitations on the Option, it may be exercised by the executors or administrators of his estate or by his legatees or heirs.

       (d) DISABILITY. In the event of termination of an optionee's employment as a result of disability within the meaning of paragraph (a) above, an optionee's Option shall terminate three years after his employment terminates (but in no event after the expiration of the Option period).

    9. NON-TRANSFERABILITY OF OPTIONS. No Option may be transferred by the optionee otherwise than by will or by the laws of descent and distribution, and during the optionee's lifetime the Option may be exercised only by him. More particularly, but without limiting the generality of the foregoing, an Option may not be assigned, transferred (except as provided in the next preceding sentence), pledged, or hypothecated in any way (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any Option contrary to the provisions of the Plan, and any levy of any attachment or similar process upon an Option will be null and void and without effect, and the Committee may, in its discretion, upon the happening of any such event, terminate an Option forthwith.

    10. PAYMENT FOR STOCK. Shares which are subject to an Option shall be issued only upon receipt by the Company of full payment of the consideration for the shares as to which the Option is exercised. The Company shall not be obligated to deliver any shares unless and until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, nor, if the outstanding Stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the optionee such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 and may require that the optionee agree that any sales of the shares will be made only in such manner as is permitted by the Committee and that he will notify the Company when he makes any disposition of the shares whether by sales, gift or otherwise. The Company shall use its best efforts to effect any such compliance and listing, and the optionee shall take any action reasonably requested by the Company in such connection. An optionee shall generally have the rights to dividends and any other rights of a shareholder with respect to the Stock subject to the Option only after the optionee has given written notice of exercise and has paid in full for such shares.

    11. CHANGES IN STOCK. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the kind and aggregate number of shares reserved for issuance under the Plan, and (ii) the kind, number and option price of shares subject to outstanding Options granted under the Plan. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. In connection with any event described in this Section 11, the Administrator may provide, in its discretion, for the cancellation of any outstanding Options and payment in cash or other property therefore.

    12. EMPLOYMENT RIGHTS. Neither the adoption of the Plan nor the grant of any Option under it shall confer upon any employee of the Company any right to continued employment with the Company, nor shall either interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause. Neither the existence of the Plan nor the grant of any Option hereunder shall be taken into account in determining any damages to which an employee may be entitled upon termination of his employment.

    13.  EFFECTIVE DATE, TERMINATION AND AMENDMENT OF THE PLAN.

       (a) EFFECTIVE DATE OF THE PLAN. The Plan shall become effective upon its approval by shareholders. The Plan shall be submitted for approval by the shareholders of the Company at a meeting of shareholders duly called and held no later than twelve months after the adoption of the Plan by the Board.

       (b) TERMINATION OR DISCONTINUANCE OF THE PLAN. The Plan shall terminate ten years from the effective date. Prior thereto, the Board of Directors may suspend or terminate the Plan or discontinue granting Options under the Plan at any time; provided, however, that any such suspension, termination or discontinuance shall not affect any Options then outstanding under the Plan. No Options under the Plan may be granted after termination of the Plan.

       (c) AMENDMENT OF THE PLAN. The Board from time to time may make such modifications or amendments of the Plan as it may deem advisable but may not, without further approval of the shareholders of Esterline, except as provided in Section 11 hereof (i) increase the maximum number of shares which shall be available and reserved for issue under the Plan, or (ii) change the class of persons eligible to receive Options, or (iii) extend the term of the Plan beyond the period provided in this Section. Notwithstanding the foregoing, shareholder approval under this Section 13 shall only be required at such time and under such circumstances as shareholder approval would be required under Section 162(m) of the Code or other applicable law, rule or regulation with respect to any material amendment to any employee benefit plan of the Company.

       (d) AMENDMENT OF OUTSTANDING OPTIONS. The Administrator may at any time or times amend any outstanding Option or Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations. Further, it may, with the consent of the holder of the Option, make such modifications or amendments as it shall deem advisable.

       (e) LIMITATION. Except as provided in Section 11, neither the termination nor any modification or amendment of the Plan or any outstanding Option shall, without the consent of the holder of an Option theretofore granted under the Plan, adversely affect the rights of such holder with respect to such Option or alter or impair any Option previously granted under the Plan.

    14. TERMINATION OF RIGHT OF ACTION. Every right of action arising out of or in connection with the Plan by or on behalf of the Company, or by any shareholder of the Company against any past, present or future member of the Board or against any employee, or by an employee (past, present or future) against the Company shall, irrespective of the place where an action may be brought and irrespective of the place or residence of any such shareholder, director or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect to which such right of action is alleged to have arisen.

    15.  GENERAL PROVISIONS.

       (a) OTHER AWARDS AND COMPENSATION. The Plan shall not restrict the authority of the Board of the Company, acting directly or by authorization to any committee, for proper corporate purposes, to grant or assume stock options or replacements or substitutions therefore, other than under the Plan, whether in connection with any acquisition or otherwise, and with respect to any employee or other person, or to award bonuses or other benefits to optionees under the Plan in connection with exercises under the Plan (except with respect to optionees who are or may become subject to Section 162(m) of the
           Code) or otherwise, or to maintain or establish other compensation or benefit plans or practices.

       (b) STATUTORY REFERENCES, ETC. References to the provisions of statutes and regulations in the Plan shall be deemed to refer to such provisions as from time to time are in effect, unless the context suggests otherwise.

       (c) PAYMENT OF TAXES. Each Participant shall, no later than the date as of which the value of an award first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

       (d) LIABILITY. No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

       (e) UNFUNDED STATUS OF PLAN. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

    16. TERM OF THE PLAN. No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but awards theretofore granted may extend beyond that date.

                      ESTERLINE TECHNOLOGIES CORPORATION


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Wendell P. Hurlbut and Robert W. Stevenson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 5, 1997, or at any adjournment thereof. The undersigned directs that this proxy be voted as follows:

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

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

                                                  /X/  PLEASE MARK YOUR VOTES
                                                       AS IN THIS EXAMPLE.

(1) Election of the following Nominees as Directors to serve a term of three years:

    Gilbert W. Anderson, Wendell P. Hurlbut, Malcolm T. Stamper.

      FOR      WITHHELD
     /  /        /  /

INSTRUCTION:  To withhold authority for any individual nominee, print that nominee's name in the following space:

(2) Approval and adoption of the Company's 1997 Stock Option Plan.

      FOR      AGAINST    ABSTAIN
     /  /        /  /      /  /

(3) Ratification of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997.

     /  /        /  /      /  /

(4) In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

      FOR      WITHHELD
     /  /        /  /

This. proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card and FOR each of the proposals referred to hereon; if no specification is made, a vote FOR all of said nominees and FOR approval of all of said proposals will be entered.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature(s)_________________________________________     Date________________
Please sign exactly as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

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